                                                                    EXHIBIT 23.2



                               Consent of KPMG LLP

The Board of Directors
Aurora Biosciences Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30039, 333-79133, 333-50554, 333-39820 and 333-58374)
pertaining to the 1996 Stock Plan, Employee Stock Purchase Plan, Non-Employee Directors' Stock Option Plan, Certain Non-Plan Stock Option Agreements and the 1993 Stock Option Plan of PanVera Corporation and in the Registration Statements on Form S-3 (Nos. 333-32204 and 333-55150) and in this Form 8-K/A of our report dated November 19, 1998, with respect to the statements of operations, stockholders' equity and cash flows of PanVera Corporation for the year ended September 30, 1998; which report appears in the Registration Statement (No. 333-54638) on Form S-4 of Aurora Biosciences Corporation.

/s/ KPMG LLP

Chicago, Illinois
May 1, 2001